Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the 2012 shelf prospectuses for Equity Income and Intermediate Fixed Income in regard to our verification of Davidson Investment Advisors’ compliance with the Global Investment Performance Standards (GIPS®).

Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
October 22, 2012

GIPS® Verification  •  Performance Examination
SSAE No. 16 Exam  •  Attestation Services   •  Consulting